EX-99.h.4.m

AMENDED AND RESTATED EXPENSE ASSUMPTION AGREEMENT

AMENDED AND RESTATED EXPENSE ASSUMPTION AGREEMENT made this      day of                     , 2008, between DFA Investment Dimensions Group Inc., a Maryland corporation (the “Fund”), on behalf of certain portfolios of the Fund, as listed on Schedule A of this Agreement (each a “Portfolio,” and together, the “Portfolios”), and Dimensional Fund Advisors LP, a Delaware limited partnership (“DFA”) (formerly Dimensional Fund Advisors Inc.), amending and restating the Amended and Restated Fee Waiver and Expense Assumption Agreement dated December 7, 2007.

WHEREAS, DFA has entered into Administration Agreements and/or Investment Advisory Agreements, as applicable, with the Fund, pursuant to which DFA provides various services for the Portfolios, and for which DFA is compensated based on the average net assets of such Portfolios; and

WHEREAS, the Fund and Dimensional have determined that it is appropriate and in the best interests of certain classes of each Portfolio and their shareholders to limit the expenses of those classes of the Portfolios listed on Schedule A of this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1.	Expense Assumption by Dimensional. Dimensional agrees to assume certain expenses (to the extent permitted by the Internal Revenue Code of 1986, as amended) for each class of each Portfolio, such assumption of expenses as detailed on Schedule A of this Agreement, to the extent necessary to limit the annualized expenses (excluding the expenses the Portfolio incurs indirectly through investment in other investment companies) of a class of a Portfolio to the rate reflected in Schedule A of this Agreement for each class of a Portfolio (“Annualized Expense Ratio”).

2.	Duty to Reimburse Dimensional. If, at any time, the annualized expenses of a class of Portfolio are less than the Annualized Expense Ratio listed on Schedule A for the Portfolio, the Fund, on behalf of the Portfolio, shall reimburse Dimensional for any expenses previously assumed to the extent that the amount of such reimbursement will not cause the Annualized Expense Ratio of a class of a Portfolio to exceed the rate on Schedule A. There shall be no obligation of the Fund, on behalf of a Portfolio, to reimburse Dimensional for expenses previously assumed by Dimensional more than thirty-six months prior to the date of any such reimbursement.

3.	Assignment. No assignment of this Agreement shall be made by Dimensional without the prior consent of the Fund.

4.	Duration and Termination. This Agreement shall continue in effect until March 1, 2010 for each class of each Portfolio and shall continue in effect from year to year thereafter for each class of each Portfolio, unless and until the Fund or Dimensional notifies the other party to the Agreement, at least thirty days prior to the end of the one-year period for a class of a Portfolio, of its intention to terminate the Agreement for that class of the Portfolio. This Agreement shall automatically terminate, with respect to a Portfolio, upon the termination of the Administration Agreement or Investment Advisory Agreement between Dimensional and the Fund, on behalf of the Portfolio.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first-above written.

DFA INVESTMENT DIMENSIONS GROUP INC.	DIMENSIONAL FUND ADVISORS LP

	By:	DIMENSIONAL HOLDINGS INC., General Partner

By:	By
Name:	Name:
Title:	Title:

2

SCHEDULE A

Portfolio	Annualized Expense Ratio (as a percentage of average net assets)
Enhanced U.S. Large Company Portfolio – Class R1	0.45	%(2)
Enhanced U.S. Large Company Portfolio – Class R2	0.60	%(2)
U.S. Large Cap Value Portfolio – Class R1	0.48	%(1)
U.S. Large Cap Value Portfolio – Class R2	0.63	%(1)
U.S. Small Cap Portfolio – Class R1	0.58	%(2)
U.S. Small Cap Portfolio – Class R2	0.73	%(2)
DFA International Value Portfolio – Class R1	0.64	%(1)
DFA International Value Portfolio – Class R2	0.79	%(1)
Emerging Markets Portfolio – Class R1	0.80	%(1)
Emerging Markets Portfolio – Class R2	0.95	%(1)
Emerging Markets Value Portfolio – Class R1	0.81	%(1)
Emerging Markets Value Portfolio – Class R2	0.96	%(1)
DFA One-Year Fixed Income Portfolio – Class R1	0.38	%(1)
DFA One-Year Fixed Income Portfolio – Class R2	0.53	%(1)
DFA Two-Year Global Fixed Income Portfolio – Class R1	0.39	%(1)
DFA Two-Year Global Fixed Income Portfolio – Class R2	0.54	%(1)
DFA Real Estate Securities Portfolio – Class R1	0.53	%(2)
DFA Real Estate Securities Portfolio – Class R2	0.68	%(2)
Large Cap International Portfolio – Class R1	0.49	%(2)
Large Cap International Portfolio – Class R2	0.64	%(2)
DFA Five-Year Government Portfolio – Class R1	0.43	%(2)
DFA Five-Year Government Portfolio – Class R2	0.58	%(2)
DFA Five-Year Global Fixed Income Portfolio – Class R1	0.49	%(2)
DFA Five-Year Global Fixed Income Portfolio – Class R2	0.64	%(2)
DFA Intermediate Government Fixed Income Portfolio – Class R1	0.33	%(2)
DFA Intermediate Government Fixed Income Portfolio – Class R2	0.48	%(2)

(1)	For each of these Portfolios, DFA has agreed to assume the Portfolio’s direct expenses (excluding management fees and custodian fees) to the extent necessary to limit the expenses of a class of the Portfolio to the rate listed above for such class of the Portfolio.
(2)	For each of these Portfolios, DFA has agreed to assume certain ordinary operating expenses of a Portfolio (excluding management fees, custodian fees and the expenses the Portfolio incurs indirectly through investment in other investment companies) to the extent necessary to limit the ordinary operating expenses (excluding the expenses the Portfolio incurs indirectly through investment in other investment companies) of a class of the Portfolio to the rate listed above for such class of the Portfolio.

Dated: